Exhibit 4.20

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QUEST INTERNATIONAL SERVICES BV

CHARLES KNOTT

EMPLOYMENT AGREEMENT

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Page i
ICI KNOTT – NETHERLANDS AGREEMENT

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THIS AGREEMENT is made on 2 September 2004

BETWEEN

(1)	QUEST INTERNATIONAL SERVICES BV a company which has its registered office at Huizerstraatweg 28, 1411 GP Naarden, Netherlands (the Company)

(2)	CHARLES KNOTT of 1261 AK Blaricum, Boissevainweg 7, Netherlands

WHEREAS

(A) You were previously employed by ICI under an agreement dated 1 April 2003 (the Original Agreement).

(B) On execution of this Agreement, you will be released from the Original Agreement by ICI and you and the Company wish to replace that agreement with this Agreement in respect of your duties in the Netherlands and outside the UK and a further agreement with Quest International (Fragrances, Flavours, Food Ingredients) UK Limited in respect of your duties in the UK (the UK Contract) and a letter of appointment appointing you as a director of ICI (the Appointment Letter).

(C) This Agreement relates solely to your duties to be performed in the Netherlands and outside the UK as Chairman and Chief Executive Officer of the Quest business and sets out the terms and conditions that apply to your employment by the Company in respect of those duties.

It is Agreed as follows:

1. DEFINITIONS

In this Agreement certain expressions shall have the meanings set out in Schedule One. Schedule One forms part of this Agreement.

2. JOB DESCRIPTION, DUTIES AND WORKING HOURS

2.1 From 1 September 2004 (the Effective Date), you will be employed as Chairman and Chief Executive Officer of the Quest business or in such other capacity of equivalent status as may reasonably be assigned to you from time to time. This Agreement shall relate solely to your employment in the Netherlands and outside the UK.

2.2 You will diligently perform the duties and exercise the powers consistent with your position that are assigned to you from time to time by the Company relevant to Quest’s Netherlands business, and unless prevented by sickness, injury or other incapacity, will devote the whole of your time, attention and abilities during your working hours to the business of the Company or of any other Group Company. You will report to the ICI Group Chief Executive.

2.3 Your working hours in respect of your duties in the Netherlands and outside the UK shall be such as are required for you to perform your duties.

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2.4 Notwithstanding the foregoing provisions of this clause it is acknowledged that you also will enter into the UK Contract in respect of your duties in the UK and that the duties which you will be required to perform under that contract will take equal precedence with your duties hereunder.

3. PLACE OF WORK/MOBILITY

3.1 Your normal place of work for your Netherlands duties shall be the Principal Work Location. The Company may at its discretion require you to work at the premises of any Group Company from time to time.

3.2 You will be required to undertake travel both domestically and internationally as necessary for the proper performance of your Netherlands duties.

4. SALARY

4.1 Your initial salary will be €377,000 gross per annum (less any required deductions). Salary will accrue on a daily basis and will be paid monthly by bank transfer into your nominated account.

4.2 Normally your salary will be reviewed on an annual basis during your employment, with the first review due in January 2005. The Company is under no obligation to increase your salary following a salary review, but will not decrease it. No salary review will take place after notice has been given by either party to terminate your employment or in the event court proceedings to terminate your employment have been initiated or the intention to initiate such proceedings has been announced by you or the Company to the other party.

4.3 Your salary includes all fees and other remuneration (including holiday allowance) to which you may be or become entitled from time to time as an officer of the Company or of any other Group Company.

4.4 The Company may deduct from salary and any incentive plan payments due to you any amounts owed by you from time to time to the Company or any Group Company.

4.5 You are required to execute a document in the form of Schedule Two in respect of your salary and benefits in the Netherlands.

4.6 In addition to your salary you will be paid an annual overseas allowance of €66,500 gross (less any required deductions) payable in monthly instalments. The overseas allowance is not included for the purposes of any pension, bonus or incentive plans.

5. INCENTIVE PLANS

You will be eligible to participate in the following senior executive incentive plans or any applicable additional or replacement plans (subject always to the terms, conditions and rules of such plans from time to time):

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(a)	Annual Incentive Plan

The terms of the Annual Incentive Plan will be set on an annual basis. Details of the performance measures which apply, their weightings and the appropriate financial targets for the relevant financial year in respect of your Netherlands duties will be supplied to you separately.

(b)	Performance Growth Plan

Awards are made under the Performance Growth Plan for the 3-year performance cycle commencing on 1 January each year.

(c)	Share Option Scheme

At the discretion of ICI’s Remuneration Committee you may be eligible to be considered for a grant of options on an annual basis in respect of your Netherlands duties, such grant to be made at a time permitted under the rules of the applicable scheme.

All awards and payments under the relevant plans are determined by ICI and/or, as appropriate, ICI’s Remuneration Committee.

6. INSURANCE ARRANGEMENTS

6.1 You will be entitled to membership of the Company’s private medical insurance arrangements applicable from time to time.

6.2 The Company’s Personal Accident Travel Insurance Scheme applicable from time to time will apply whilst you are travelling on Company business.

7. COMPANY CAR

You will be eligible for a company car in accordance with the Company’s car scheme applicable from time to time.

8. EXPENSES

The Company will reimburse all out-of-pocket expenses that you may properly and reasonably incur in the course of your employment subject to satisfactory evidence of payment.

9. HOUSING

Subject to execution of an agreement between you and Home Guarantee BV (which will be provided to you separately) you will be entitled to a guarantee in respect of the purchase price of your property in the Netherlands on the terms set out in the agreement between you and Home Guarantee BV.

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10. HOLIDAY

10.1 You will be eligible to take 25 days paid holiday per annum (plus applicable statutory or public holidays in your Principal Work Location). Holiday may only be taken with the prior agreement of the Company (such days to coincide with the days of annual holiday taken under the provisions of the UK Contract).

10.2 The Company’s holiday year runs from 1 January to 31 December and holiday entitlement accrues throughout the holiday year on a monthly basis. There is no entitlement to pay in lieu of holiday not taken in any holiday year (other than as may arise upon termination of employment as specified in clause 10.3 below).

10.3 On termination of your employment for whatever reason you will normally be expected to take any outstanding holiday entitlement, pro rata to your leaving date, before you leave the Company. If that is not possible you will be entitled to pay in lieu of holiday entitlement outstanding for the then current holiday year (any such payment to be set off against any similar payment due under the UK Contract). If you have taken more than your holiday entitlement you will be required to repay to the Company any salary received for holiday pay taken in excess of your actual entitlement calculated to your leaving date. Holiday entitlement shall be calculated on the basis that each date of paid holiday is equivalent to 1/261 of your basic salary.

11. SICKNESS AND OTHER INCAPACITY

11.1 If you are unable to carry out your duties as a result of sickness or injury the Company shall continue to pay you your basic salary at the full rate for a maximum period up to six months in aggregate in any consecutive twelve month period (provided that the Company shall be under no obligation to continue to pay your salary to the extent that you are entitled to payments under permanent health insurance or equivalent arrangements). Any payment in accordance with this clause 11 will be inclusive of any statutory sick pay or disability pay payable in accordance with applicable legislation at the relevant time of absence.

11.2 If you are entitled to recover damages or compensation from a third party in respect of any illness or injury which resulted in your absence from work, the Company will be entitled to recover from you the gross value of all payments which it has made in accordance with clause 11.1 with respect to such absence if and when you have received damages or compensation in respect of such payments from the third party.

12. OTHER INTERESTS

12.1 Subject to clauses 12.2 and 12.3 you will not without the Board’s prior written consent be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation nor hold directorships or other offices in non-Group Companies.

12.2 The Board consents to you holding for investment purposes an Interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed or dealt in a recognised

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stock exchange, or an Interest of up to 3 per cent in a private company, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any Group Company.

12.3 You may, with the Board’s prior written consent, including in relation to the identity of the company concerned, hold one external Non-Executive Directorship from time to time during your employment (the Approved Directorship), but only for so long as the duties associated with the Approved Directorship do not adversely impact on your ability to perform your employment duties.

13. SHARE DEALING AND OTHER CODES OF CONDUCT

13.1 You will comply with the ICI Code of Conduct or any additional or replacement code of conduct adopted by ICI which may be applicable from time to time.

13.2 You will comply with all applicable rules and regulations of the London Stock Exchange and the New York Stock Exchange and any other relevant regulatory bodies, including all applicable regulatory codes on dealings in securities and the ICI Code for Securities Transactions by Directors and Relevant Employees.

14. TERMINATION AND SUSPENSION

14.1 You may terminate your employment by giving the Company not less than six months’ notice in writing. The Company may terminate your employment by giving you not less than twelve months’ notice in writing. If the Company terminates your employment (whether lawfully or unlawfully) you acknowledge and agree that you will be under a duty to take all reasonable steps to mitigate any loss as a result of your termination by the Company.

14.2 Your employment shall terminate automatically (without the need for notice to be served) on your 62nd birthday which will be treated as your normal retirement date.

14.3 If your employment should terminate:

(a)	for a Specified Reason or on the expiry of due notice under this Agreement prior to the end of the period to which any Annual Incentive Plan or replacement or equivalent arrangement in which you participate relates (the Incentive Period) you agree that you will not be entitled to any compensation for any loss of bonus or prospective bonus in respect of the period during which such termination takes effect, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise; and

(b)	after the end of the Incentive Period but prior to the date on which payment in respect thereof is made, you will, subject to the rules of the relevant arrangement, remain eligible for payment, unless such termination is for a reason justifying summary dismissal, whether under clause 14.4 or otherwise,

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or where, in the reasonable opinion of the Remuneration Committee, the achieved results do not reflect the underlying performance of your Business.

14.4 Without prejudice to any other rights the Company may have against you the Company may terminate your employment immediately and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you are guilty of any serious neglect of duty or serious misconduct, or bring the Company into serious disrepute, or are declared bankrupt or insolvent or make any arrangement with your creditors or you have your employment under the UK Contract terminated for any of the foregoing reasons. This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate your employment summarily. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

14.5 On termination of your employment you will:

(a)	immediately deliver to the Company all books, documents, papers, computer hardware (including personal computer) computer records, computer data, credit cards, your company car together with its keys, and any other property relating to the business of or belonging to the Company or any other Group Company which is in your possession or under your control. You are not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company; and

(b)	immediately resign from any office you hold with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office.

14.6 You will not at any time after termination of your employment misrepresent yourself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

14.7 The Company may suspend you during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults relating to you. Such suspension shall be on your full remuneration.

14.8 At any time after notice has been given by either party to terminate your employment, the Company may for a maximum period of six months in its discretion:

(a)	suspend you; and/or

(b)	require you to refrain from contacting for business purposes any Customers or Potential Customers of any Group Company; and/or

(c)	require you not to perform any work or undertake any duties or to perform such alternative work or undertake such alternative duties as the Company may determine

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always provided that you will continue to receive all elements of remuneration to which you are entitled under this Agreement in respect of any period of suspension under this clause 14.8 other than under the Annual Incentive Plan and the receipt of further grants under the Performance Growth Plan and the Share Option Plan. If the Company elects to exercise its rights under this clause 14.8 you will, at the Company’s request, resign immediately from any office you hold with the Company or any other Group Company (and from any related trusteeships).

15. CONFIDENTIALITY

15.1 Except in so far as such information is already in the public domain, you will keep secret and will not at any time (whether during your employment or thereafter) use for your own or another’s advantage, or reveal to any person, firm, company or organisation and shall use all reasonable endeavours to prevent the publication or disclosure of any information which you know or ought reasonably to have known to be confidential, concerning the business or affairs of the Company or any other Group Company or any of its or their Customers, Potential Customers or Business Partners, including without limitation:

(a)	trade secrets and other information of a sufficiently high degree of confidentiality as to amount to a trade secret;

(b)	information concerning the way any Group Company is run, the manner in which any Group Company does business, who any Group Company does business with and on what terms;

(c)	information or items which has/have been marked to indicate that it/they are confidential or information which you were told was confidential at the time you acquired it or which you should have known was confidential;

all of which may include but not be limited to:

(i)	information relating to the salaries, remuneration packages, or other terms of employment of employees of any Group Company;

(ii)	the business methods and information (including prices charged, discounts given to Customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

(iii)	lists and particulars of suppliers and Customers and the individual contacts at such suppliers and Customers;

(iv)	details and terms of agreements with suppliers and Customers;

(v)	manufacturing or production processes or know-how;

(vi)	details as to the design of products and inventions or developments relating to future products;

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(vii)	details of any promotions or future promotions or marketing or publicity exercises;

(viii)	details of any business plans; and

(ix)	any information which may affect the value of the business or the shares of any Group Company,

whether or not in the case of documents or other written materials they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company as being confidential.

15.2 The restrictions in this clause 15 shall not apply:

(a)	to any disclosure or use authorised by the Board or required by law or by your employment;

(b)	so as to prevent you from using your own personal skill in any business in which you may be lawfully engaged after your employment ends.

16. POST-TERMINATION COVENANTS

16.1 You acknowledge that you have acquired or will acquire in the course of your employment with the Company confidential information, trade secrets and knowledge about the business operations, Customers and trade connections of the Group Companies and that you will by virtue of your position be in a position to influence Customers and other employees, and you agree to enter into the restrictions in this clause for the purpose of protecting those interests, the goodwill and the stable trained workforce of the Group Companies.

16.2 You shall not without the prior written consent of the Board (such consent not to be unreasonably withheld) for a period of twelve months after the Termination Date, directly or indirectly, on your own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business or in relation to the provision of any goods or services similar to or competitive with those sold or provided by any Group Company in connection with the Restricted Business:

(a)	solicit or canvass the custom of any Customer;

(b)	solicit or canvass the custom of any Potential Customer;

(c)	deal with any Customer;

(d)	deal with any Potential Customer;

(e)	solicit or entice away or attempt to entice away from any Group Company any employee of such company with whom you have had dealings in the course of your employment at any time during the twelve months immediately prior to the Termination Date and who is employed by such company at the Termination Date in an executive, managerial or specialist capacity;

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(f)	solicit or canvass the custom of any Business Partner with whom you have had personal contact at any time during the twelve month period immediately prior to the Termination Date;

(g)	deal with any Business Partner with whom you have had personal contact at any time during the twelve month period immediately prior to the Termination Date;

(h)	endeavour to cause any Business Partner with whom you have had personal contact at any time during the twelve month period immediately prior to the Termination Date; to either cease to supply to any Group Company or to materially alter the terms of such supply in a manner detrimental to such company.

16.3 You shall not without the prior written consent of the Board (such consent not to be unreasonably withheld) for a period of twelve months after the Termination Date directly or indirectly on your own behalf or on behalf of any person, firm or company within the Restricted Territory set up, carry on, be employed in, provide services to, be associated with or be engaged or interested in, whether as director, employee, principal, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business.

16.4 The restrictions contained in this clause 16 shall be reduced by a period equivalent to any period of suspension under clause 14.8 above.

16.5 The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company.

16.6 The provisions of clause 16 shall not, at any time following the Termination Date, prevent you from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

17. INTELLECTUAL PROPERTY

If in the course of your employment, you, whether alone or jointly, invent, discover or devise any invention or originate any designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist:

(a)	you shall forthwith disclose full details of Employee Works in confidence to the Company and shall regard yourself in relation to Employee Works as a trustee for the Company;

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(b)	all intellectual property rights in Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)	notwithstanding (b) above, you assign to the Company all right, title and interest, present and future, anywhere in the world in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by you (except only those Employee Works you have written, originated, conceived or made wholly outside your normal working hours hereunder and wholly unconnected with your service hereunder) during the continuance of your employment hereunder;

(d)	you hereby waive all moral rights as author under the Copyright Laws or any equivalent laws in respect of any Employee Works;

(e)	you agree and undertake that at any time during or after the termination of your employment you will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require; and

(f)	you acknowledge that your basic salary includes reasonable compensation for the fact that the intellectual property rights referred to in this clause 17 will vest in the Company by operation of law or for the transfer to the Company of such rights pursuant to this clause 17.

18. GRIEVANCE AND DISCIPLINARY PROCEDURE

Given your seniority, the Company will adopt a reasonable and flexible procedure regarding issues of grievance and discipline.

19. HEALTH AND SAFETY

The health and safety of individuals and the safe operation of all activities are of fundamental importance within the Company’s operations. As an employee you are responsible to the Company and to your colleagues to work safely and you are required to keep yourself informed of current safety procedures and policy and of the Company’s rules in respect of safety and good practice.

20. DATA PROTECTION

As part of your employment you agree that the Company may retain and process data relevant to or connected with your employment with the Company including but not limited to payroll information, personnel records, attendance records, health records, disciplinary records and training records. It is agreed that the processing of such data is necessary for the efficient management of your employment by the Company.

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21. ENTIRE AGREEMENT

This Agreement, together with any other documents referred to in this Agreement and the Dutch Contract and the Appointment Letter constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both verbal and in writing between you and the Company or any Group Company (other than those expressly referred to herein).

22. NOTICES

Any notice to be given to you under this Agreement may be served by being handed to you personally or by being sent by a recorded delivery postal service (or similar) intended for delivery within seven working days to you at your usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by a recorded delivery postal service (or similar) intended for delivery within seven working days to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) seven working days following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by a recorded delivery postal service (or similar) intended for delivery within seven working days.

23. GOVERNING LAW

This Agreement is governed by the Governing Law.

24. JURISDICTION

The Company and you agree to submit to the Jurisdiction in relation to any disputes under or in connection with this Agreement.

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SCHEDULE ONE

In this Agreement the following expressions shall have the following meanings:

Affiliate means in relation to any party, any subsidiary company or holding company of that party and any subsidiary company of any such parent company, in each case from time to time;

Board means the Company’s board of directors or a duly constituted committee of the board of directors;

Business Partners means any supplier or commercial partner of any Group Company (excluding Customers and Potential Customers);

Copyright Laws means the UK – Copyright Designs and Patents Act 1988;

Customer shall mean any person, firm or company who at the Termination Date or at any time during the twelve months immediately prior to the Termination Date was a customer of any Group Company with whom you had business dealings at any time during the twelve months immediately prior to the Termination Date or where in relation to the Group Company’s relationship with such person, firm or company you are as at the Termination Date in possession of confidential information;

Governing Law means the law of England and Wales;

Group Company means the Company and its Affiliates;

holding company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members;

ICI means Imperial Chemical Industries plc.

Interest means the holding or control, in either case directly or indirectly, of securities or debentures whether as legal or beneficial owner or in any other capacity;

Jurisdiction means the courts of England and Wales;

Potential Customer shall mean any person, firm or company with whom you (or any other employee of any Group Company for whom you had direct management responsibility at the relevant time) carried out negotiations on behalf of any Group Company at any time during the twelve months immediately prior to the Termination Date with a view to such person, firm or company becoming a customer of such company or where in relation to the Group Company’s relationship with such person, firm or company you are as at the Termination Date in possession of confidential information;

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Principal Work Location means the headquarters of Quest, in Naarden, the Netherlands;

Restricted Business shall mean the business or any part of the business which in either case:

(a)	is carried on by any Group Company at the Termination Date; or

(b)	was carried on by any Group Company at any time during the twelve months immediately prior to the Termination Date; or

(c)	is to your knowledge to be carried out by any Group Company at any time during the twelve months immediately following Termination Date and in relation to which business or part thereof you are, as at the Termination Date, in possession of confidential information and trade secrets as described in clause 16 or in which you were actively involved in the twelve months immediately prior to the Termination Date;

Restricted Territory shall mean any country in which any Group Company:

(d)	carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the Termination Date; or

(e)	carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of twelve months immediately prior to the Termination Date; or

(f)	is to your knowledge to carry out any Restricted Business at any time during the twelve months immediately following the Termination Date;

and in relation to the carrying on of such Restricted Business or the provision of such goods or services in such company you are, at the Termination Date, in possession of confidential information and trade secrets as described in clause 16;

Specified Reason means termination of your employment by reason of your resignation or by the Company for a reason specified in clause 14.4 for any other reason entitling the Company to terminate your employment summarily;

subsidiary company means any company in relation to which another company is its holding company;

Termination Date means, for the purposes of clause 16 of this Agreement, the termination of your employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

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SCHEDULE TWO

With respect to the application of the 30%-facility, the following will be taken into account:

1.	If, and in so far, Charles Knott (the Employee) is, based on article 9 of the ‘Uitvoeringsbesluit loonbelasting 1965’, entitled to receive a tax-free cost reimbursement for extraterritorial costs, it has been agreed with the Employee that his current employment income (“loon uit tegenwoordige dienstbetrekking”), will be reduced according to labour law so that 100/70 of his current employment income equals the originally agreed current employment income.

2.	If, and in so far, paragraph 1 of this Schedule is applicable, the Employee receives a cost reimbursement for extraterritorial costs from Quest International Services BV equal to 30/70 of the current employment income as agreed in paragraph 1 of this Schedule.

3.	The Employee acknowledges the fact that an adjustment of the agreed remuneration of paragraph 1 of this Schedule can influence all employment income related payments and benefits like pension and social security benefits.

Herewith, Quest International Services BV and Charles Knott acknowledge the above.

Charles Knott	Quest International Services BV
/s/ Charles F Knott	/s/ M Herlihy

……………………………………	……………………………………
(signature)	(signature)

Date…2/9/04……	Date…2/9/04…….

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SIGNED………	/s/ ………M Herlihy………………………………………
(BY AND ON BEHALF OF QUEST INTERNATIONAL SERVICES BV)

SIGNED………	/s/ ………Charles F Knott………………………………………
(CHARLES KNOTT)

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